EXHIBIT 99.1
4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

BlueLinx Contacts:
David Morris, CFO & Treasurer	Jim Storey, Investor Relations
BlueLinx Holdings Inc.	BlueLinx Holdings Inc.
(770) 221-2668	(770) 612-7169
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES THIRD-QUARTER RESULTS
— Revenue, Net Income Decline As Housing Starts and Structural Prices Fall Sharply —
— Gross Margin Improves to 10% from 9.4% Prior Year —
ATLANTA — Nov. 1, 2006 — BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, today reported financial results for the third quarter ended September 30, 2006.
Third-quarter net income totaled $2.3 million, or $0.07 per diluted share, compared with $13.9 million, or $0.46 per share in the year-ago period, which benefited from the September spike in demand for structural products in the wakes of Hurricanes Katrina and Rita. Net income for the latest quarter includes an after-tax charge of $1.4 million, or $0.05 per share, related to ongoing cost reduction efforts.
Revenues for the third quarter decreased 17% to $1.20 billion from $1.45 billion for the same period a year ago, reflecting a 26.8% drop in structural product sales and a 1.1% sales decline in specialty products. Approximately two-thirds of the decline in structural product sales resulted from a 17% decrease in unit volume related to the demand slowdown and the company’s strategy to preserve structural product margins as wood-based structural product prices deteriorated through the quarter. The company’s specialty product unit volume decreased 3.9%, which was partially offset by increased prices. Overall unit volume for the company’s estimated end-use markets declined 8.7% for the period.
Gross profit for the third quarter was $120.9 million, down 11.8% from $137 million in the prior-year period. Gross margin improved 60 basis points, to 10% from 9.4% a year ago, reflecting growth in higher-margin specialty products and effective management of structural product inventory in a declining price environment for wood-based structural products. Total operating expenses of $104.8 million for the third quarter increased $1.9 million from the same period a year ago, reflecting $2.3 million in severance costs and $0.6 million of ongoing operating expenses associated with Austin Hardwoods, which was acquired in August 2006. Operating income for the quarter was $16.1 million, compared with $34.1 million a year ago.
For the nine months ended September 30, 2006, net income totaled $21.7 million, or $0.71 per diluted share, compared with $30.1 million or $0.99 per share, for the same period a year ago. This year’s nine-month period included an after-tax charge totaling $3 million, or $0.10 per share, related to a mortgage refinancing. Sales for the nine months totaled $3.96 billion, down 7.8% from $4.29 billion the same period a year ago, reflecting lower structural product prices and unit volume that were partially offset by a 6.5% increase in specialty product unit volume.
Gross profit increased 4.1% to $387.3 million from $372 million for the year ago period, translating to gross margins of 9.8% and 8.7%, respectively. The increased gross profit for the 2006 nine-month period primarily reflects the company’s focus on specialty product growth and effective management of structural products to preserve margins in a declining price environment. Total operating expenses of $310.3 million for the nine-month period increased $19.2 million, primarily reflecting normal ongoing operating expenses associated with Lane Stanton Vance, the specialty hardwoods distributor acquired by BlueLinx in July 2005, as well as $2.3 million in severance expense and increases in fuel costs and labor rates.
“Our overall financial performance for the third quarter was significantly impacted by the sharp slowdown in new home construction and continued deterioration of wood-based structural product prices,” said Stephen Macadam, chief executive officer. “Housing starts for the quarter fell approximately 19% from year-earlier levels, while prices for key grades of lumber, plywood and OSB, continued deteriorating, dropping another 20% on average from the end of the second quarter. This resulted in lower revenue and net income versus the same period a year ago, when our quarterly performance benefited from the accelerated demand that drove prices sharply higher in September 2005 after Hurricanes Katrina and Rita.
“Despite this challenging environment, we continued to make progress on our long-term growth strategy,” Macadam said. “We gained market share in specialty products, managed our structural products business to preserve margin, and took aggressive steps to adjust our organization to the rapidly changing environment without impeding our ability to grow our specialty business and serve our customers and vendors.”
Specialty unit volume declined 3.9% during the quarter, while the company’s estimated, weighted end-use markets decreased 8.7%. “Specialty unit volume outperformed our end-use markets by nearly five percentage points,” Macadam noted. “Approximately four points were generated by organic growth with the remainder coming from our Austin Hardwoods and LSV acquisitions.”
The company’s overall gross margin for the quarter improved to 10% from 9.4% a year ago. The improvement reflected a 14% gross margin in specialty, up from 13.3% a year ago. Specialty gross margin accounted for 62% of the company’s gross margin dollars in the second quarter. Structural gross margin was 7% for the third quarter, down from 7.3% a year ago, but even with the previous quarter, despite the continued deterioration of wood-based structural product prices.
“We also took aggressive steps to adjust our organization to the rapidly changing environment without impeding our ability to continue growing our specialty business,” Macadam said. “These steps included removing in excess of $15 million in annualized costs from our organization, primarily related to headcount reductions, and identifying another $5 million to $7 million in potential annualized cost savings not related to headcount. Implementation of these planned reductions is underway.
Dollar inventory levels increased from a year ago, primarily a result of increased specialty inventories to both support anticipated higher sales levels of existing products and the introduction of new products. “Due to the abrupt housing-related slowdown, some of the anticipated demand did not materialize in the third quarter and we are in the process of adjusting our specialty inventories accordingly,” Macadam noted. “We are continuing this process and have been making good progress since the end of the third quarter.”
Looking forward, Macadam noted: “We expect a challenging fourth quarter. Our housing related business remained weak in October, and November and December historically are slow months for much of our business. Nevertheless, we believe we have taken the steps necessary to continue progressing in this environment toward our long-term objectives.”

Dividend
On October 31, 2006, the BlueLinx Board of Directors declared a $0.125 dividend on the company’s common shares for the quarter ended September 30, 2006. The dividend is payable on December 29, 2006, to shareholders of record on December 15, 2006.
Conference Call
BlueLinx will host a conference call today at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation. Investors may listen to the conference call and download the presentation by going to the Investor Relations page of the BlueLinx Web site at www.BlueLinxCo.com. Investors also can access a recording of the conference call for one week by calling (706)645-9291, Conference ID# 9139948. The recording will be available two hours after the conference call has concluded. Investors also can access a recording of this call on the BlueLinx Web site where a replay of the Webcast will be available for 90 days.
Use of Non-GAAP Measures
BlueLinx reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that presentation of certain non-GAAP measures, i.e., results excluding certain charges, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user’s overall understanding of the company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this news release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing more than 3,400 people, BlueLinx offers approximately 10,000 products from over 750 suppliers to service approximately 12,000 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. BlueLinx, which is on the Fortune 500 list of the nation’s largest companies, is traded on the New York Stock Exchange under symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that we distribute; the activities of competitors; changes in significant operating expenses; changes in the availability of capital; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; general economic and business conditions in the United States; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
— Tables to Follow —

BlueLinx Holdings Inc.
Statements of Operations
     in thousands, except per share data

	Quarters Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$1,203,578	$1,454,217	$3,959,134	$4,292,812
Cost of sales	1,082,672	1,317,180	3,571,833	3,920,766

Gross profit	120,906	137,037	387,301	372,046

Operating expenses:
Selling, general, and administrative	99,615	97,926	295,004	277,309
Depreciation and amortization	5,217	4,993	15,323	13,793

Total operating expenses	104,832	102,919	310,327	291,102

Operating income	16,074	34,118	76,974	80,944
Non-operating expenses:
Interest expense	12,046	11,216	35,505	31,206
Charges associated with mortgage refinancing	—	—	4,864	—
Other expense (income), net	(29)	(295)	(17)	58

Income before provision for income taxes	4,057	23,197	36,622	49,680
Provision for income taxes	1,765	9,301	14,925	19,615

Net income	2,292	13,896	21,697	30,065

Basic weighted average number of common shares outstanding	30,662	30,199	30,576	30,180

Basic net income per share applicable to common stock	$0.07	$0.46	$0.71	$1.00

Diluted weighted average number of common shares outstanding	30,782	30,493	30,762	30,459

Diluted net income per share applicable to common stock	$0.07	$0.46	$0.71	$0.99

Dividends declared per share of common stock	$0.125	$0.125	$0.375	$0.375

BlueLinx Holdings Inc.
Balance Sheets
in thousands

	September 30,	December 31,
	2006	2005
	(unaudited)
Assets:
Current assets:
Cash	$24,182	$24,320
Receivables	435,052	399,093
Inventories	471,229	473,068
Deferred income taxes	8,204	6,678
Other current assets	46,904	44,909

Total current assets	985,571	948,068

Property, plant, and equipment:
Land and land improvements	56,979	56,521
Buildings	95,291	93,381
Machinery and equipment	61,362	54,200
Construction in progress	1,506	2,350

Property, plant, and equipment, at cost	215,138	206,452
Accumulated depreciation	(34,605)	(22,403)

Property, plant, and equipment, net	180,533	184,049
Other non-current assets	28,412	25,523

Total assets	1,194,516	1,157,640

Liabilities :
Current liabilities:
Accounts payable	$252,451	$327,004
Bank overdrafts	68,569	62,392
Accrued compensation	12,679	13,494
Current maturities of long-term debt	71,008	—
Other current liabilities	14,897	15,195

Total current liabilities	419,604	418,085

Noncurrent liabilities:
Long-term debt	561,500	540,850
Deferred income taxes	1,241	1,911
Other long-term liabilities	14,815	12,942

Total liabilities	997,160	973,788

Shareholders’ Equity:
Common stock	311	303
Additional paid in capital	137,066	132,346
Accumulated other comprehensive income	(361)	1,023
Retained earnings	60,340	50,180

Total shareholders’ equity	197,356	183,852

Total liabilities and equity	$1,194,516	$1,157,640

BlueLinx Holdings Inc.
Statements of Cash Flows
     in thousands

	Nine Months Ended
	September 30,	October 1,
	2006	2005
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$21,697	$30,065
Adjustments to reconcile net income to cash provided by (used in) operations:
Depreciation and amortization	15,323	13,793
Amortization of debt issue costs	2,018	2,704
Charges associated with mortgage refinancing	4,864	—
Deferred income tax benefit	(1,876)	(1,027)
Stock-based compensation	2,209	1,701
Changes in assets and liabilities:
Receivables	(33,396)	(158,401)
Inventories	5,961	91,976
Accounts payable	(74,959)	54,485
Changes in other working capital	(3,368)	(10,911)
Other	(2,237)	3,998

Net cash provided by (used in) operating activities	(63,764)	28,383

Cash flows from investing activities:
Acquisitions, net of cash acquired	(9,353)	(17,021)
Property, plant, and equipment investments	(7,267)	(10,034)
Proceeds from sale of assets	465	814

Net cash used in investing activities	(16,155)	(26,241)

Cash flows from financing activities:
Issuance of common stock, net	—	8,541
Proceeds from stock options exercised	1,744	151
Excess tax benefits from stock-based compensation	882	49
Net increase (decrease) in revolving credit facility	(38,342)	1,834
Proceeds from new mortgage	295,000	—
Debt financing costs	(6,668)	(570)
Retirement of old mortgage	(165,000)	—
Prepayment fees associated with old mortgage	(2,475)	—
Increase in bank overdrafts	6,177	11,920
Common dividends paid	(11,537)	(11,319)

Net cash provided by financing activities	79,781	10,606

Increase (decrease) in cash	(138)	12,748
Balance, beginning of period	24,320	15,572

Balance, end of period	$24,182	$28,320

BlueLinx Holdings Inc.
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
     in thousands, except per share data

	Quarters Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of Net income before mortgage refinancing and Net income before mortgage refinancing per share:

Net Income	$2,292	$13,896	$21,697	$30,065
Reconciling Items:
Write-off of unamortized debt issuance costs	—	—	2,828	—
Termination penalty resulting from prepayment of old mortgage	—	—	1,650	—
Unamortized exit penalty resulting from prepayment of old mortgage	—	—	386	—

Charges associated with mortgage refinancing	—	—	4,864	—

Tax effect of reconciling items at 39.0%	—	—	(1,897)	—

Net income before mortgage refinancing(1)	$2,292	$13,896	$24,664	$30,065

Diluted weighted average number of common shares outstanding:	30,782	30,493	30,762	30,459

Diluted net income per share applicable to common stock	$0.07	$0.46	$0.71	$0.99
Reconciling Items:
Write-off of unamortized debt issuance costs	—	—	0.09	—
Termination penalty resulting from prepayment of old mortgage	—	—	0.06	—
Unamortized exit penalty resulting from prepayment of old mortgage	—	—	0.01	—

Charges associated with mortgage refinancing	—	—	0.16	—

Tax effect of reconciling items at 39.0%	—	—	(0.06)	—

Diluted net income before mortgage refinancing per share applicable to common stock (1)	$0.07	$0.46	$0.81	$0.99

Note (1) — Net income before mortgage refinancing is a non-GAAP performance measure and is not intended to be a performance measure that should be regarded as an alternative to or more meaningful than GAAP net income.